	For:	Alamo Group Inc.

	Contact:	Robert H. George
Vice President
830-372-9621
Final
FD
Eric Boyriven/Alexandra Tramont
212-850-5600

ALAMO GROUP ANNOUNCES RECORD 2011 FIRST QUARTER RESULTS

SEGUIN, Texas, May 4, 2011 – Alamo Group Inc. (NYSE: ALG) today reported results for the first quarter ended March 31, 2011.

Net sales for the quarter were $140.7 million compared to net sales of $131.2 million for the first quarter of 2010, an increase of 7%.  Net income for the quarter was $5.7 million, or $0.47 per diluted share, compared to net income of $4.0 million, or $0.34 per diluted share, for the first quarter of 2010, a 42% increase.  The 2011 net sales, net income and earnings per share were all records for Alamo’s first quarter results.  The Company benefited from improvements in the worldwide agricultural markets, despite continued weakness in governmental markets in both North America and Europe.

Included in the results is the effect of a reclassification of freight revenue.  Freight billed to customers had been previously recorded as a reduction of cost of sales and has since been reclassified to sales.  This change resulted in an increase in net sales of $3.4 million in first quarter of 2011 and $2.8 million in the first quarter of 2010, with no impact on reported earnings.

The Company’s North American Industrial Division net sales for the first quarter of 2011 were $49.0 million, an increase of 4% compared to net sales of $47.1 million in the prior year’s first quarter.  This increase shows evidence of some pent up demand for the Company’s products despite the continued budget pressures at governmental entities who are the main end users for this Division.  This indication of improved demand began in late 2010 and shows signs of continuing in 2011 even as governmental budgets are anticipated to remain tight throughout the current year.

Net sales for Alamo’s North American Agricultural Division were $49.7 million in the first quarter compared to $41.7 million in the first quarter of 2010, an increase of 19%.  This growth reflects the general strengthening in the agricultural sector driven by increases in commodity prices and farm incomes, which should benefit the Company throughout 2011.

ALAMO GROUP ANNOUNCES 2011 FIRST QUARTER RESULTS

Alamo Group’s European Division net sales in the first quarter of 2011 were $41.9 million, a decrease of 1% versus $42.3 million in the previous year’s first quarter.  As in North America, the agricultural sector in Europe is showing signs of strengthening, whereas the governmental sector continues to be constrained by cutbacks in spending throughout Europe.

Ron Robinson, Alamo Group’s President and Chief Executive Officer, commented, “We are pleased with our record first quarter results. Our revenue growth reflects strengthening conditions in several markets we serve.  Our agricultural markets have benefited from higher commodity prices and our governmental customers are showing some evidence of latent demand despite their ongoing budget woes.”

“Particularly gratifying was our ability to leverage the growth in sales into even greater growth in earnings despite contending with significant cost increases in energy, steel and other purchased components.  Inflationary pressures, which were limited in the last several years, were strong in the first quarter of 2011 as raw material prices are climbing and lead times for purchased components are growing and both conditions are expected to persist throughout the current year.  However, we believe our cost control and asset management improvements over the past few years have positioned Alamo Group to respond to these challenges. As a result, we expect 2011 to be a year of continued growth in both sales and earnings for the Company.”

Alamo Group is a leader in the design, manufacture, distribution and service of high quality equipment for right-of-way maintenance and agriculture.  Our products include truck and tractor mounted mowing and other vegetation maintenance equipment, street sweepers, snow removal equipment, pothole patchers, excavators, vacuum trucks, agricultural implements and related after market parts and services.  The Company, founded in 1969, had approximately 2,325 employees and operates eighteen plants in North America and Europe as of March 31, 2011.  The corporate offices of Alamo Group Inc. are located in Seguin, Texas and the headquarters for the Company’s European operations are located in Salford Priors, England.

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: market demand, competition, weather, seasonality, currency-related issues, and other risk factors listed from time to time in the Company’s SEC reports.  The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

ALAMO GROUP REPORTS 2011 FIRST QUARTER RESULTS
Alamo Group Inc. and Subsidiaries (NYSE:ALG)
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(Unaudited)
	First Quarter Ended
	3/31/11	3/31/10
North American
Industrial	$49,033	$47,112
Agricultural	49,739	41,700
European	41,943	42,341
Total Sales	140,715	131,153
Cost of sales	108,814	103,018
Gross margin	31,901	28,135
	22.7%	21.5%
Operating Expenses	22,560	21,668
Income from Operations	9,341	6,467
	6.6%	4.9%
Interest Expense	(765)	(1,250)
Interest Income	72	812
Other Income (Expense)	(147)	(10)
Income before income taxes	8,501	6,019
Provision for income taxes	2,834	2,026
Net Income	$5,667	$3,993
Net income per common share:
Basic	$0.48	$0.34
Diluted	$0.47	$0.34
Average common shares:
Basic	11,832	11,747
Diluted	11,980	11,833
Summary Balance Sheet Data
	3/31/11	3/31/10
Receivables	154,614	137,268
Inventories	117,460	119,312
Current Liabilities	89,840	87,082
Long Term Debt	47,021	56,845
Equity	262,733	235,685